UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2026

Kingfish Holding Corporation
(Exact name of registrant as specified in charter)

Delaware	000-52375	20-4838580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 62nd Street Circle East, Bradenton, Florida	34208
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 487-3653

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Explanatory Note

Kingfish Holding Corporation (the “Company”) is filing this Form 8-K/A as an amendment to the Current Report on Form 8-K filed by the Company on July 20, 2026 (the “Original 8-K”), reporting the appointment of Lisa Matthews as the Company’s Chief Operating Officer effective July 14, 2026. This Amendment to the Original 8-K discloses, among other things, the material terms of Ms. Matthews’s employment agreement, which was not yet finalized at the time of the filing of the Original 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Original 8-K the Board of Directors of the Company (the “Board”) appointed Lisa Matthews as the Company’s Chief Operating Officer effective July 14, 2026.

Ms. Matthews, age 68, has served as a member of the Board since February 2, 2026 and is the owner of Premier Property Concierge LLC, a premier property management service provider, founded in April 2020. Prior to that, Ms. Matthews served as chief operating officer from 2016 to 2019 for Beachside Management, a vacation rental company, and previously oversaw buyer operations at One Steel Recycling from 2000 to 2015. Ms. Matthews graduated from the University of North Florida in 1988 with a bachelor’s degree in business administration. Ms. Matthews has 15 years of extensive experience in the metal recycling industry, which provides her with a strong background in the Company’s industry.

There are no family relationships between Ms. Matthews and any other director or executive officer of the Company. Nor are there any transactions between Ms. Matthews or any member of her immediate family and the Company that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission. Further, there is no arrangement or understanding between Ms. Matthews and any other persons or entities pursuant to which she was appointed as an officer of the Company.

In connection with her appointment as Chief Operating Officer, Ms. Matthews entered into an employment agreement (the “Employment Agreement”) with the Company effective as of July 15, 2026 (the “Effective Date”). The Employment Agreement provides for an initial one-year term commencing on the Effective Date. At the expiration of the initial term, and on each one-year anniversary thereafter, the term automatically extends for successive one-year periods unless either party provides the other with written notice of non-renewal at least 90 days prior to the applicable renewal date.

The Employment Agreement entitles Ms. Matthews to an annual base salary of $75,000. Ms. Matthews is eligible to receive a signing award of 2,000 shares of common stock of the Company. In addition, Ms. Matthews is eligible to receive performance-based stock awards evaluated at the end of each month based on the Company’s monthly volume of processed and unprocessed scrap metal. Pursuant to the Employment Agreement, Ms. Matthews will be awarded 1,000 additional shares of common stock for each incremental increase of 500,000 pounds of processed and unprocessed scrap metal above a base monthly minimum of 1,000,000 pounds, with the base monthly minimum increasing by 500,000 pounds once each incremental target is achieved.

If Ms. Matthews’ employment is terminated by the Company for Cause or by Ms. Matthews without Good Reason (as those terms are defined in the Employment Agreement), she will be entitled to receive only her accrued but unpaid base salary and unused vacation, unreimbursed business expenses, and accrued benefits (collectively, the “Accrued Amounts”), and any unpaid Stock Bonus will be forfeited.

If Ms. Matthews’ employment is terminated by the Company without Cause or by Ms. Matthews for Good Reason, and subject to her execution and non-revocation of a release of claims in favor of the Company within 60 days following the termination date, Ms. Matthews will be entitled to receive: (i) the Accrued Amounts; (ii) continued payment of her base salary for two weeks following the termination date; and (iii) any accrued but unpaid Stock Bonus for the fiscal year in which the termination occurs, pro-rated through the termination date, paid at the time such bonus would otherwise have been paid under the Employment Agreement.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K/A and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

                (d) Exhibits

Exhibit No.	Description

10.1*	Employment Agreement, dated July 22, 2026, by and between Kingfish Holding Corporation and Lisa Matthews
104	Cover Page Interactive Data File (formatted as Inline XBRL)

 ________

* Exhibit relates to compensation arrangements.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KINGFISH HOLDING CORPORATION

Date: July 24, 2026	By:	/s/ Ted Sparling
Ted Sparling President and Chief Executive Officer

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